Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4/A of MVB Financial Corp. of our report dated March 30, 2022, relating to the consolidated financial statements of Integrated Financial Holdings, Inc. and Subsidiaries, appearing in this joint proxy statement/prospectus.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina
December 8, 2022